UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 20, 2004

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 9, 2004, Blockbuster Inc. (“Blockbuster” or the “Company”) launched an exchange offer to allow eligible employees in participating countries to exchange their unexercised stock options for restricted shares of Blockbuster class A common stock, restricted share units or cash, as determined by the Company. The exchange offer expired at 5:00 p.m., eastern time (U.S.A.), on December 10, 2004.

Employees that tendered their unexercised options and that will receive restricted shares or restricted share units in exchange therefor will generally recognize taxable income upon the grant and/or vesting of the restricted shares or restricted share units. In connection with the exchange offer, employees could elect to enter into pre-arranged stock sales arrangements that will allow them to sell a portion of their vested shares of Blockbuster stock to satisfy all of their tax withholding or other tax obligations that arise on grant and/or each vesting date. The stock sales arrangements were put in place in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Rule 10b5-1 plans permit individuals who are not in possession of material, non-public information to establish pre-arranged plans to transact in company securities over a period of time regardless of any material, non-public information that they may receive after adopting their plans. The transactions under these plans for Blockbuster’s executive officers will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The employees that have elected to enter into such pre-arranged stock sales transactions will receive approximately 7,320,000 restricted shares or restricted share units in exchange for their eligible unexercised options. The restricted shares and restricted share units will vest in three equal annual installments, with the first vesting to occur on December 20, 2004, and with the second and third vestings to occur on the first and second anniversaries of the first vesting date. Under the pre-arranged stock sales arrangements, these employees have arranged for the automatic sale following each vesting date of enough vested shares to satisfy their tax withholding or other tax obligations regardless of the market price of Blockbuster stock. The tax withholding rates applicable to most of these employees is generally in the range of between 25% and 35%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: December 20, 2004	By:	/s/ Larry J. Zine
Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Officer